EXHIBIT B to the Custody Agreement Fund Names Separate Series of PFS Funds

Name of Series Bretton Fund Castle Focus Fund Christopher Weil & Company Core Investment Fund Ensemble Fund NWM Momentum Fund The Momentum Bond Fund Taylor Frigon Core Growth Fund Wireless Fund